                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                                    FORM 8-K



                                 CURRENT REPORT



                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) February 11, 1997

                                 GTI CORPORATION
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

        1-4289                                           05-0278990
(Commission File Number)                       (IRS Employer Identification No.)

9715 Business Park Drive, San Diego, California                 92131
   (Address of principal executive offices)                   (Zip Code)


        Registrant's telephone number, including area code (619) 537-2500

ITEM 5.  OTHER EVENTS

On February 11,1997 GTI Corporation ("GTI") and Valor Electronics, Inc., ("Valor," GTI's wholly owned subsidiary) entered into a Note Purchase Agreement with Telemetrix PLC, ("Telemetrix," GTI's majority shareholder). In connection with the Note Purchase Agreement, Valor also entered into a related Secured Promissory Note and a Security Agreement, and GTI entered into a related Common Stock Purchase Warrant Agreement and Investor's Rights Agreement. Collectively these agreements are referred to herein as the "Agreements." GTI and all its wholly owned subsidiaries are collectively referred to herein as the "Company."

By the terms of the Agreements, Telemetrix loaned to Valor $2.5 million (the "Note") to be repaid by Valor in four equal semi-annual installments of $625,000 plus applicable interest beginning August 1997 and ending February 1999. Interest accrues at Prime plus 4% per annum (subject to a possible upward adjustment as further described below) and the loan is secured by a subordinated security interest in all of Valor's fixed assets. Also by the terms of the Agreements, GTI granted to Telemetrix a warrant (the "Warrant") to acquire 150,000 shares of GTI common stock (subject to an possible upward adjustment as further described below) at an exercise price of $6 per share which equaled the market price of GTI's common stock as of the date of grant. The Warrant is exercisable as of the date of the required shareholder approval described below and the Warrant expires 30 days after the Note is repaid in full. The common stock to be reserved by GTI for purposes of the Warrant is subject to GTI shareholder approval of an amendment to GTI's articles of incorporation to increase GTI's authorized common shares from 12 million to 12.5 million. Such shareholder approval will be sought at GTI's May 1997 shareholder meeting.

To compensate Telemetrix for potentially its increased financial risk if GTI's interest in Promptus is not sold (see further discussion below), the Agreements provide that the interest rate on the Note will increase to Prime plus 6% effective February 1998 if GTI's interest in Promptus is not sold by that date, and the number of GTI common shares under the Warrant will increase to 250,000 shares if GTI's interest in Promptus is not sold before April 1, 1997.

The Company obtained this loan from Telemetrix to help alleviate certain liquidity shortfalls that were caused primarily by ongoing operating losses at Promptus and at Valor (which losses decreased substantially in the Company's 1996 4th quarter). Also contributing to these liquidity shortfalls were the ongoing strategic investments at Valor described below.

In January 1997, the Company announced its intentions to divest its interest in Promptus and to focus on its Valor operations. The Company currently expects to receive about $12 million from this divestiture, the majority in cash and within the next few months. The Company plans to use a significant portion of these funds to pursue its strategic growth plan for Valor, which growth plan requires additional strategic investments in Valor personnel, manufacturing equipment, facilities and information systems. The Company believes that these strategic investments are necessary to position Valor to meet the delivery, quality and order turnaround times mandated by customers. If these strategic investments result in the anticipated sales growth, a portion of the proceeds from the Promptus divestiture will also be used to finance resultant increases in working capital requirements.

Management anticipates that the proceeds from the Note, coupled with the anticipated proceeds from the planned divestiture of GTI's interest in Promptus, should give the Company the liquidity it needs to pursue the strategic growth plan described above, assuming break-even or better revenue levels at Valor. However, there can be no assurance that GTI's interest in Promptus will be sold for the amount or within the timeframe anticipated by management, that Valor will maintain break-even or better revenue levels, or that Valor's strategic growth plan will be successful.

If GTI's interest in Promptus is not sold within the next few months, or if the Company does not maintain break-even or better revenue levels, then the Company may be forced to curtail its strategic growth plan and/or to seek further capital infusions from Telemetrix or others. Further, the Company is in default of a covenant on its line of credit agreement with its bank and, although management expects that this default will be waived by the bank, there can be no assurance of such waiver or that future defaults will not occur, and there can be no assurance that the bank will again waive future defaults, if they occur. Also, the current line of credit agreement expires on March 31, 1997 and there can be no assurance that the bank will renew the facility. The Company must obtain the bank's consent to future capital infusions if those infusions require the grant of any security interest in the Company's assets. There can be no assurance that additional capital infusions will be available to the Company in sufficient amounts, if at all, and, if available, there can be no assurance that the related terms and conditions will be acceptable to the Company. Failure of the Company to obtain such capital infusion, if needed, would have a material and adverse effect on the Company.

The information contained herein, including any forward looking statements contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company's business and such statements.


Item 7. Financial Statement Pro Forma Financial Information and Exhibits

         (c)      Exhibits

                  Exhibit 10.1      Note Purchase Agreement
                  Exhibit 10.2      Secured Promissory Note
                  Exhibit 10.3      Subordination Agreement



                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  February 27, 1997                    GTI CORPORATION



                                            By:  /s/ Bruce Myers
                                                 -----------------------------
                                                 Bruce Myers
                                                 Vice President of Finance and
                                                 Chief Financial Officer




                                       3